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                      METROPOLITAN LIFE INSURANCE COMPANY
                               [200 Park Avenue
                           New York, New York 10166]

LIFETIME GUARANTEED WITHDRAWAL BENEFIT RIDER

This Rider forms a part of the Certificate to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision in the Certificate, the provisions of this Rider will control. This Rider's provisions will remain part of the Certificate until terminated in accordance with the provisions below.

This Rider amends the Certificate by adding the following:

LIFETIME GUARANTEED WITHDRAWAL BENEFIT (LIFETIME GWB)

For purposes of this Rider "You" refers to the Owner/Participant of the Certificate.

This Rider guarantees that the total payments that You or Your beneficiary will receive from the Certificate over time will at least equal the Total Guaranteed Withdrawal Amount (defined in Section 1 below), provided that withdrawals from your Certificate do not exceed the Annual Benefit Payment (defined in Section 3 below) each Certificate Year.

If the first withdrawal from the Certificate is made on or after You have attained the Minimum Lifetime Income Age shown on the Certificate Schedule, this Rider provides a guaranteed income for Your life, in an amount equal to the Annual Benefit Payment each year.

1. TOTAL GUARANTEED WITHDRAWAL AMOUNT

The Total Guaranteed Withdrawal Amount is the minimum amount that You or Your beneficiary are guaranteed to receive from the Certificate over time, provided that withdrawals from Your Certificate do not exceed the Annual Benefit Payment (defined in Section 3 below) each Certificate Year.

The Total Guaranteed Withdrawal Amount is also the amount to which the Lifetime GWB Rider Charge is applied.

Your initial Total Guaranteed Withdrawal Amount, as of the date of issue of this rider, is equal to Your initial Purchase Payment.

Effect of Additional Purchase Payments
--------------------------------------

The Total Guaranteed Withdrawal Amount will be increased by the amount of each Purchase Payment made. However, the Total Guaranteed Withdrawal Amount may not be increased above the Maximum Benefit Amount specified on the Certificate Schedule.

Effect of Withdrawals The Total Guaranteed Withdrawal Amount will not be
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reduced for withdrawals if such withdrawals do not exceed the Annual Benefit
Payment in any Certificate year.

If a withdrawal results in cumulative withdrawals for the current Certificate Year exceeding the Annual Benefit Payment, the Total Guaranteed Withdrawal Amount will be reduced. The reduction will be equal to the difference between the Total Guaranteed Withdrawal Amount after the withdrawal and the Account Balance after the withdrawal. If the Account Balance after the withdrawal is higher than the Total Guaranteed Withdrawal Amount, no reduction will be made.

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Compounding Income Amount
-------------------------

On each Certificate Anniversary until the earlier of a) the date the first withdrawal is taken or b) the Compounding Income Period End Date shown on the Certificate Schedule, the Total Guaranteed Withdrawal Amount will be increased by an amount equal to the Compounding Income Percentage shown on the Certificate Schedule multiplied by the Total Guaranteed Withdrawal Amount that is in effect before such increase.

The Total Guaranteed Withdrawal Amount may also increase as a result of an Automatic Step-up (as described in Section 5 below).

2. REMAINING GUARANTEED WITHDRAWAL AMOUNT

The Remaining Guaranteed Withdrawal Amount is the remaining amount that You or Your beneficiary are guaranteed to receive from the Certificate over time.

Your initial Remaining Guaranteed Withdrawal Amount, as of the date of issue of this Rider, is equal to the initial Total Guaranteed Withdrawal Amount.

Effect of Additional Purchase Payments
--------------------------------------

The Remaining Guaranteed Withdrawal Amount will be increased by the amount of each Purchase Payment made. However, the Remaining Guaranteed Withdrawal Amount may not be increased above the Maximum Benefit Amount specified on the Certificate Schedule.

Effect of Withdrawals
---------------------

The Remaining Guaranteed Withdrawal Amount will be decreased by the amount of each withdrawal from Your Certificate (including any applicable Withdrawal Charges).

If a withdrawal results in cumulative withdrawals for the current Certificate Year exceeding the Annual Benefit Payment, an additional reduction to the Remaining Guaranteed Withdrawal Amount will be made. This additional reduction will be equal to the difference between the Remaining Guaranteed Withdrawal Amount after the withdrawal and the Account Balance after the withdrawal. If the Account Balance after the withdrawal is higher than the Remaining Guaranteed Withdrawal Amount, no reduction will be made.

Compounding Income Amount
-------------------------

On each Certificate Anniversary until the earlier of a) the date the first withdrawal is taken or b) the Compounding Income Period End Date shown on the Certificate Schedule, the Remaining Guaranteed Withdrawal Amount will be increased by an amount equal to the Compounding Income Percentage shown on the Certificate Schedule multiplied by the Remaining Guaranteed Withdrawal Amount that is in effect before such increase.

The Remaining Guaranteed Withdrawal Amount may also be increased as a result of an Automatic Step-up (as described in Section 5 below).

3. ANNUAL BENEFIT PAYMENT

The Annual Benefit Payment is the maximum amount that may be withdrawn in any Certificate Year without potentially incurring a reduction to the Total Guaranteed Withdrawal Amount (as described above) and an additional reduction to the Remaining Guaranteed Withdrawal Amount (as described above).

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Your initial Annual Benefit Payment equals the GWB Withdrawal Rate shown on the
Certificate Schedule multiplied by the initial Total Guaranteed Withdrawal
Amount.

Each time the Total Guaranteed Withdrawal Amount is increased or reduced as described in Section 1 above, the Annual Benefit Payment will be recalculated to equal the GWB Withdrawal Rate multiplied by the newly recalculated Total Guaranteed Withdrawal Amount.

If this Certificate is a Qualified Distribution Program (defined in Section 4 below), after your first Certificate Year, your Annual Benefit Payment will be set equal to your Required Minimum Distribution Amount, if applicable, for that year, if greater.

4. QUALIFIED DISTRIBUTION PROGRAM

Your Certificate is a Qualified Distribution Program if:

    1) This Rider is made part of a Certificate that is subject to the requirements of Section 401(a)(9) of the Internal Revenue Code of 1986, as may be subsequently amended (the "Code") and the regulations thereunder; and

    2) You withdraw the "Required Minimum Distribution Amount". The "Required Minimum Distribution Amount" is the required minimum distribution under
       Section 401(a)(9) of the Code and the regulations thereunder that is withdrawn from Your Certificate automatically when you enroll in Our automatic minimum distribution service. Our automatic minimum distribution service is based on information relating to this Certificate only. We ignore all other account balances from other funding vehicles. If you do not enroll in Our automatic minimum distribution service, required minimum distribution withdrawals under
       Section 401(a)(9) of the Code will not be treated as Required Minimum Distribution Amounts and Your Annual Benefit Payment will not be increased to the Required Minimum Distribution Amount under this Rider.

Withdrawals intended to satisfy Section 72(t) or (q) of the Code are not considered to be withdrawn from a Qualified Distribution Program.

5. AUTOMATIC STEP-UP

On each Automatic Step-up Date shown on the Certificate Schedule, a step-up will occur automatically provided that the Account Balance exceeds the Total Guaranteed Withdrawal Amount immediately before the step-up, and provided that Your Attained Age does not exceed the Maximum Automatic Step-up Age shown on the Certificate Schedule.

The Automatic Step-up will:

    a) reset the Total Guaranteed Withdrawal Amount and the Remaining Guaranteed Withdrawal Amount to the Account Balance on the date of the step-up, subject to the Maximum Benefit Amount specified on the Certificate Schedule.

    b) reset the Annual Benefit Payment equal to the GWB Withdrawal Rate multiplied by the Total Guaranteed Withdrawal Amount after the step-up, and

    c) reset the Lifetime GWB Rider Charge to the Charge applicable to Certificate purchases at the time of step-up, subject to the Maximum Rider Charge.

In the event that the GWB Rider Charge applicable to Certificate purchases at the time of step-up exceeds Your current Lifetime GWB Rider Charge, You will be notified in writing a minimum of 30 days in advance of the applicable Automatic Step-up Date, and be informed that You may elect to decline the

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Automatic Step-up. If You elect to decline the Automatic Step-up, You must respond in writing to Our Administrative Office no less than seven calendar days prior to the applicable GWB Automatic Step-up Date. Once You notify Us of Your decision to decline the Automatic Step-up, You will no longer be eligible for future Automatic Step-ups until You provide Notice that you wish to reinstate Automatic Step-ups. This reinstatement will take effect at the next Automatic Step-up Date.

6. ALLOCATION AND TRANSFER PROVISIONS

While this rider is in-force, We may require all allocations or transfers to be limited to the Lifetime GWB Investment Divisions shown on the Certificate Schedule and any other accounts included by rider.

7. LIFETIME GWB RIDER CHARGE

On each Certificate Anniversary, the Lifetime GWB Rider Charge shall be deducted from your Account Balance. This charge is equal to the Lifetime GWB Fee Rate shown on the Certificate Schedule multiplied by the Total Guaranteed Withdrawal Amount on such Certificate Anniversary (after applying any Compounding Income Amount, and before taking into account any Automatic Step-up occurring on such Certificate Anniversary.)

The initial Lifetime GWB Fee Rate is shown on the Certificate Schedule. The GWB Fee Rate may only be changed as a result of an Automatic Step-up (see
Section 5).

If the Lifetime GWB rider terminates (except for a termination due to death or cancellation), a pro rata portion of the Lifetime GWB Rider Charge will be assessed based on the number of full months from the last Certificate Anniversary to the date of Termination.

The Lifetime GWB Rider Charge will result in the cancellation of Accumulation Units from each applicable Investment Division (and/or reduction of any portion of the Account Balance allocated to any other accounts included by Rider) in the ratio the portion of the Account Balance in such Investment Division (and/or other account) bears to the total Account Balance.

8. CANCELLATION

You may elect to cancel this Rider, in accordance with Our administrative procedures, during the Lifetime GWB Cancellation Window Periods, if any, specified on the Certificate Schedule. A cancellation during a Lifetime GWB Cancellation Window Period will take effect upon receipt of such cancellation notice at our Administrative Office. If cancelled, this Rider will terminate and we will no longer deduct the Lifetime GWB Rider Charge and the limitations relating to the Lifetime GWB Investment Divisions and any other accounts included by Rider described above in Section 6 will no longer apply.

9. EFFECT ON DEATH BENEFIT

An alternative death benefit amount will be calculated which will be equal to total Purchase Payments less any partial withdrawals. If this death benefit amount is greater than the Death Benefit Amount provided by your Certificate (or other applicable Riders) , and if withdrawals in each Certificate Year do did not exceed the Annual Benefit Payment, then the Death Benefit Amount available under this Section 9 will be available instead of the Death Benefit Amount provided by the Certificate (or other applicable riders). All other provisions of your Certificate's death benefit will apply.

10. TERMINATION OF RIDER

The Lifetime Guaranteed Withdrawal Benefit Rider will terminate upon the earliest of:

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    a) The date You make a full withdrawal of Your Account Balance;

    b) The date there are insufficient funds to deduct the Lifetime GWB Rider Charge from Your Account Balance;

    c) Death of the Owner/Participant;

    d) The date You apply all of Your Account Balance to an Annuity Option;

    e) The effective date of the cancellation of the rider

    f) Change of the Owner for any reason if the certificate permits such change ; or

    g) Termination of the Certificate to which this Rider is attached.

11. EFFECT OF RIDER TERMINATION

(a) If the rider terminates under Section 10(a) or 10(b) because the Account
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    Balance Reduces to Zero and first withdrawal from the Certificate was made
    --------------------------------------------------------------------------
    prior to Minimum Lifetime Income Age
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If the Account Balance is reduced to zero because You make a full withdrawal that does not exceed Your Annual Benefit Payment, or because there are insufficient funds to deduct the Lifetime GWB Rider Charge from Your Account Balance, and the first withdrawal from the Certificate was made prior to the Minimum Lifetime Income Age, the Company will make monthly payments to You until the Remaining Guaranteed Withdrawal Amount is depleted. These payments may be at any other frequency acceptable to You and us, but not less frequently than annually, and shall be equal in amount, except for the last payment which will be in an amount necessary to reduce the Remaining Guaranteed Withdrawal Amount to zero. The total annual payment will not exceed the Annual Benefit Payment. If You die while these payments are being made, payments will continue to your Beneficiary until the Remaining Guaranteed Withdrawal Amount is reduced to zero.

(b) If the rider terminates under Section 10(a) or 10(b) because the Account
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    Balance Reduces to Zero and first withdrawal from the Certificate was made
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    on or after Minimum Lifetime Income Age
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If the Account Balance is reduced to zero because You make a full withdrawal that does not exceed Your Annual Benefit Payment, or because there are insufficient funds to deduct the Lifetime GWB Rider Charge from Your Account Balance, and the first withdrawal from the Certificate was made on or after the Minimum Lifetime Income Age, the Company will make monthly payments to You for the remainder of Your life. These payments may be at any other frequency acceptable to You and us, but not less frequently than annually, and shall be equal in amount. The total annual payment will not exceed the Annual Benefit Payment. If You die before the Remaining Guaranteed Withdrawal Amount is depleted, payments will continue to Your Beneficiary until the Remaining Guaranteed Withdrawal Amount is reduced to zero.

(c) Rider Terminates Due to Death under Section 10(c)
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If this Rider terminates as a result of Your death, your Beneficiary may elect a GWB Death Benefit in lieu of all other death benefits provided by this Certificate. The GWB Death Benefit will be to pay the Remaining Guaranteed Withdrawal Amount to Your Beneficiary in monthly payments or at any frequency acceptable to Your Beneficiary and Us (but not less frequently than annually). Such installment payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the Remaining Guaranteed Withdrawal Benefit Amount to zero. Except to the extent required under federal income tax law, the total annual payment will not exceed the Annual Benefit Payment. If Your Beneficiary dies while such payments are made, the payments will continue to the Beneficiary's estate unless such other designee has been agreed to by us in writing. Should Your Beneficiary choose to take one of the other death benefits provided by this Certificate, no benefit shall be payable under this Rider.

Notwithstanding anything in this Rider to the contrary:

For Riders issued under a Contract that is an Individual Retirement Annuity under Code Section 408(b) (including a simplified employee pension ("SEP") under Code Section 408(k)), a Roth IRA annuity under

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Code Section 408A, a SIMPLE IRA annuity under Code Section 408(p) or any other annuity under an employer's retirement plan that is subject to the required minimum distribution rules under Code Section 401(a)(9), including the after-death distribution rules under Code Section 401(a)(9)(B), ("Qualified Contracts"); the payments described above must begin no later than by the end of the calendar year immediately following the calendar year of Your death.

If this Rider is issued under a Qualified Contract and the death occurs on or after the Required Beginning Date of distributions to You under Code
Section 401(a)(9), the period for the payments described above may not exceed the longer of : (i) the Beneficiary's remaining life expectancy or (ii) Your remaining life expectancy in the year of Your death , reduced by one for each calendar year thereafter.

Where under other sections of this Rider, any payment described in this section is payable over a shorter period of time, required to begin at an earlier date, or would otherwise be paid more rapidly than under this section, the payment will be made under the terms of such other provision.

The Company reserves the right to accelerate any payment that is less than $500. Also, the Company will accelerate payments if needed in order to comply with Internal Revenue Service minimum distribution requirements if this rider is made part of a Certificate subject to the requirements of section 401(a)(9) of the Code and the regulations thereunder. All other rights under Your Certificate will cease.

If this Rider terminates under Section 10 (d), (e), (f), or (g) no further benefits will be payable under this Rider.

12. COMPLIANCE WITH TAX CODE

This Rider will be interpreted and administered in accordance with Code
Section 401(a)(9) (including Code Section 401(a)(9)(B)) and the regulations thereunder if made part of a Qualified Certificate. Additionally, it will be subject to any provisions of the Code applicable to the plan under which the contract is issued.

We reserve the right to amend this rider where necessary to comply with the Code (including, but not limited to Code Section 401(a)(9)).

Metropolitan Life Insurance Company has caused this Rider to be signed by its Senior Vice-President & Secretary.

/s/ Gwenn L. Carr
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[Gwenn L. Carr
Senior Vice-President & Secretary]